Exhibit 99.1

Press Release October 20, 2014

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Third Quarter 2014 Diluted Earnings Per Share of $0.38

FORT WAYNE, INDIANA, October 20, 2014 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter 2014 net sales of $2.3 billion and net income of $91 million, or $0.38 per diluted share, which includes the negative impact of approximately $0.09 per diluted share related to acquisition costs, financing fees, and the effect of purchase accounting adjustments for the Severstal Columbus, LLC acquisition that occurred mid-September. The acquisition and financing costs are reflected in the company’s consolidated income statement as other expense and the purchase accounting adjustments are reflected as additional costs of goods sold.  Excluding these charges, the company’s third quarter 2014 earnings would have been $0.47 per diluted share.

Comparatively, prior year third quarter net income was $57 million, or $0.25 per diluted share, on net sales of $1.9 billion; and sequential second quarter 2014 net income was $72 million, or $0.31 per diluted share, on net sales of $2.1 billion.

“We are very pleased with our operational and financial performance,” said Chief Executive Officer, Mark Millett. “Our consolidated operating income increased 43 percent to $189 million for the third quarter 2014, as compared to the second quarter.  During the third quarter, we achieved record volumes in fabrication and steel, even before including the results from our recent acquisition.  Despite the continued elevated levels of steel imports into the U.S., the strength of underlying demand, coupled with our market diversification and customer focus supported our record shipments, and we remain optimistic heading toward the end of the year.

“We also successfully completed the acquisition of the Columbus flat roll steel mill mid-September, adding one of the most technologically advanced steel mills in the U.S. to our portfolio.  The acquisition of Columbus represents a significant step in the continuation of our growth strategy.   It leverages our core strengths, further increasing value-added product and market diversification.  Once again, we enthusiastically welcome the Columbus employees and customers into the Steel Dynamics family, and look forward to working with them to drive future growth and success.”

Compared to the second quarter, operating income from the company’s steel operations increased 28 percent to $202 million for the third quarter 2014, driven by record quarterly shipments and improved metal spread.  Strong demand in automotive, manufacturing and energy markets supported volumes.   Growth in the nonresidential construction market also improved, as evidenced by record shipments of both structural and joist steel during the quarter.  Operating income from the company’s fabrication operations increased to $19 million in the third quarter 2014, more than double the amount achieved in the second quarter of this year.

For the company’s metals recycling operations, operating income decreased to $13 million in the third quarter 2014, as compared to $18 million in the sequential quarter.  Profitability was negatively impacted by lower nonferrous metals margins, which more than offset the increase in overall shipments.  Ferrous scrap availability and volumes improved sequentially.

Third Quarter Review

Third quarter 2014 shipments increased across all of the company’s operating platforms, as compared to the sequential quarter.  Operating income for the company’s steel operations increased 28 percent, as compared to the sequential quarter.  Excluding Columbus purchase accounting adjustments, operating income from steel operations increased approximately 37 percent, based on improved metal spreads and record total shipments.  The Structural and Rail and Engineered Bar Divisions each achieved record quarterly shipments, with an increase of 8 percent in structural steel beams, 12 percent in rail, and 16 percent in engineered steel.  The average product selling price for the company’s steel operations increased $7 to $840 per ton.  The average ferrous scrap cost per ton melted decreased $8 to $356 per ton.

Third quarter operating income attributable to the company’s sheet steel operations increased 11 percent when compared to the sequential quarter, and operating income from long product operations increased 52 percent.  The company’s steel mill production utilization rate was 90 percent in the third quarter 2014, compared to 95 percent in the sequential quarter. The decrease in rate was a function of increased estimated capacity attributable to the SBQ expansion and the 4-day scheduled maintenance outage at the Butler Flat Roll Division, excluding the impact from these items utilization would have been consistent with the second quarter production rate.

Third quarter operating income from the company’s metals recycling operations decreased 29 percent, as the significant decrease in nonferrous metal spread more than offset the 13 percent increase in shipments, as compared to the sequential quarter.

Operating income for the company’s fabrication operations more than doubled, increasing from $8 million in the second quarter 2014 to $19 million for the third quarter, driven by record quarterly shipments based on both market share gain and overall demand improvement. Through August 2014, domestic steel joist shipments have increased 21 percent year-over-year, as reported by the Steel Joist Institute.   Order inquiries and project bookings remain strong, supporting the positive trend in the nonresidential construction market.

The financial performance of the company’s Minnesota operations improved in the third quarter 2014, resulting in the impact of losses on consolidated net income decreasing to $5 million, or $0.02 per diluted share, compared to $9 million, or $0.04 per diluted share recorded in the second quarter of this year.  Improvements in yield, volume and quality were achieved, and the company believes there will be further improvement, as the facilities continue to be operated on a consistent basis and further reductions in raw material costs are achieved.

In connection with the Columbus acquisition, during the third quarter 2014 the company issued $1.2 billion senior unsecured notes, comprised of a $700 million 5.125% seven-year tranche and $500 million 5.500% ten-year tranche.   The remainder of the $1.6 billion purchase price was paid with a combination of available cash and borrowings on the company’s revolving credit facility.  “We are pleased with the successful execution of the recent financing related to the Columbus acquisition,” stated Chief Financial Officer, Theresa Wagler.  “The team did a great job and accessed the high yield bond market at an opportune time, raising $1.2 billion at an attractive long term average interest rate of 5.28%.”

Year-to-Date Comparison

Year-to-date September 30, 2014, net income was $202 million, or $0.85 per diluted share, on net sales of $6.2 billion, as compared to net income of $135 million, or $0.59 per diluted share, on net sales of $5.5 billion for the prior year period.   Consolidated net sales increased 13 percent, primarily as a result of higher average steel pricing and improved shipments across the company’s operating platforms.  As compared to the prior year period, consolidated operating income increased $123 million, or 44 percent, primarily as a result of improved steel metal spread.  The average selling price for the company’s steel operations increased $48 per ton.  The average ferrous scrap cost per ton melted increased $15 per ton.

Outlook

“Looking ahead, we remain optimistic,” Millett said. “Despite recent broader global concerns, the U.S. economy is continuing to improve, inflation remains low and borrowing rates remain at historically attractive levels.   We continue to be the beneficiaries of strong end markets, such as automotive, manufacturing, transportation and energy. We also believe growth in the construction market will continue as evidenced by the increased demand for our construction-related steel products. With the Columbus acquisition, we gain geographic and product diversification in higher-growth markets in the southern U.S. and Mexico.  We believe our diversified offerings of value-added products delivered by our exceptional team, combined with our unique operating culture, provides us a compelling advantage as we capitalize on the opportunities ahead.  Our organic growth projects and latent steel capacity, coupled with the acquisition of Columbus, and our belief that domestic steel consumption will continue to improve—all point toward meaningful growth opportunities for Steel Dynamics’ employees, customers and shareholders,” concluded Millett.

Summary Third Quarter Operating Segment Information

The following tables highlight operating results for each of the company’s primary operating platforms. References to operating income in the following paragraphs exclude profit-sharing expenses and amortization pertaining to intangible assets.  Dollar amounts are in thousands, excluding per ton data.

Steel Operations

This segment includes six electric-arc-furnace steel mills and related steel finishing and processing facilities (with The Techs), which includes the results of the Columbus flat roll steel mill from the date of acquisition on September 16, 2014.  The company’s steel operations produce flat-roll steel, structural steel, merchant bars, engineered special-bar-quality steel, rebar, rail, and specialty shapes.

	Third Quarter		Year to Date		Sequential
	2014	2013	2014	2013	2Q 2014
Total Sales	$1,564,112	$1,237,247	$4,125,040	$3,545,097	$1,370,995
External Sales	1,451,211	1,162,429	3,833,914	3,314,756	1,265,104
Operating Income	202,084	148,698	467,943	358,120	158,083

Total Shipments (tons)	1,900,043	1,585,125	5,028,541	4,577,595	1,677,766
External Shipments (tons)	1,728,023	1,463,867	4,585,478	4,204,679	1,518,882
Production (tons)	1,885,299	1,612,824	5,113,117	4,678,115	1,708,252

Average External Sales Price Per Ton	$840	$794	$836	$788	$833
Average Ferrous Scrap Cost Per Ton	$356	$349	$366	$351	$364

Metals Recycling and Ferrous Resources Operations

This segment principally includes the company’s metals recycling operations (OmniSource Corporation), a liquid pig iron production facility (Iron Dynamics), and the company’s Minnesota iron producing operations.

	Third Quarter		Year to Date		Sequential
	2014	2013	2014	2013	2Q 2014
Metals Recycling & Ferrous Resources
Total Sales	$1,111,300	$948,134	$3,118,966	$2,755,818	$1,014,161
External Sales	672,397	605,381	1,893,387	1,812,001	645,216
Operating Loss	(798)	(11,695)	(13,296)	(17,815)	(1,517)
Unrealized Hedging Gain (Loss), Net	3,125	(2,451)	4,692	(2,317)	(2,499)

OmniSource Standalone
Total Sales	$953,483	$848,043	$2,725,728	$2,477,832	$891,627
External Sales	597,648	577,087	1,701,281	1,742,001	580,509
Operating Income	13,021	11,166	40,968	51,905	18,398
Unrealized Hedging Gain (Loss), Net	2,664	(1,391)	3,023	(2,283)	(2,371)

Ferrous Shipments (gross tons)	1,453,671	1,472,418	4,240,901	4,149,737	1,422,697
% Shipments to SDI Steel Mills	46%	46%	48%	43%	46%
Nonferrous Shipments (pounds 000’s)	325,436	263,467	884,647	797,618	288,233

Steel Fabrication Operations

Steel fabrication operations include New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of nonresidential buildings.

	Third Quarter		Year to Date		Sequential
	2014	2013	2014	2013	2Q 2014
Total Sales	$190,036	$119,268	$440,749	$317,802	$134,852
Operating Income	19,474	3,265	30,190	7,125	7,590

Total Shipments (tons)	143,737	101,590	343,592	265,544	105,188
Average Sales Price Per Ton	$1,322	$1,174	$1,283	$1,196	$1,282

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.4 billion in 2013, over 7,600 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a recurrent slowing economy on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Conference Call and Webcast

On Tuesday, October 21, 2014, at 10:00 a.m. Eastern Time, Steel Dynamics will host a conference call with investors and analysts to discuss the company’s third quarter 2014 operating and financial results.  We invite you to listen to the live webcast of the conference call accessible from our website (http://www.steeldynamics.com), or via telephone (the conference call number may also be obtained on our website).   A replay of the discussion will be available on our website until 11:59 p.m. Eastern Time on October 28, 2014.  A podcast/MP3 file of the event will also be available and can be downloaded from our website.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2014	2013	2014	2013	2014

Net sales	$2,339,016	$1,911,738	$6,238,859	$5,508,774	$2,069,761
Costs of goods sold	2,050,504	1,714,546	5,564,272	4,987,626	1,846,990
Gross profit	288,512	197,192	674,587	521,148	222,771

Selling, general and administrative expenses	80,240	67,553	223,745	198,171	73,463
Profit sharing	12,865	8,469	28,729	19,891	10,469
Amortization of intangible assets	6,764	7,897	20,633	24,075	6,934
Impairment charges	—	—	—	308	—
Operating income	188,643	113,273	401,480	278,703	131,905

Interest expense, net of capitalized interest	31,904	30,970	92,523	97,064	30,050
Other expense (income), net	22,072	(1,852)	19,687	(4,144)	(1,754)
Income before income taxes	134,667	84,155	289,270	185,783	103,609

Income taxes	47,010	33,065	101,574	70,168	37,268
Net income	87,657	51,090	187,696	115,615	66,341

Net loss attributable to noncontrolling interests	3,516	6,396	14,359	19,044	5,962

Net income attributable to Steel Dynamics, Inc.	$91,173	$57,486	$202,055	$134,659	$72,303

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.38	$0.26	$0.88	$0.61	$0.32

Weighted average common shares outstanding	240,087	220,926	229,772	220,464	226,220

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.38	$0.25	$0.85	$0.59	$0.31

Weighted average common shares and equivalents outstanding (Note 1)	242,244	239,001	241,895	238,497	242,048

Dividends declared per share	$0.115	$0.110	$0.345	$0.330	$0.115

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		March 31,	June 30,
	2014	2013	2014	2013	2014	2014
Steel Operations*
Net sales
Total	$1,564,112	$1,237,247	$4,125,040	$3,545,097	$1,189,933	$1,370,995
Intra-company	(112,901)	(74,818)	(291,126)	(230,341)	(72,334)	(105,891)
External	$1,451,211	$1,162,429	$3,833,914	$3,314,756	$1,117,599	$1,265,104

Operating income before amortization of intangibles	$202,084	$148,698	$467,943	$358,120	$107,776	$158,083
Amortization of intangibles	(1,968)	(2,134)	(6,235)	(6,710)	(2,133)	(2,134)
Operating income (Note 1)	$200,116	$146,564	$461,708	$351,410	$105,643	$155,949

Shipments (tons)
Flat Roll Group - Butler	738,460	740,279	2,158,200	2,165,151	641,520	778,220
- Columbus	174,754	—	174,754	—	—	—
- The Techs	205,417	176,713	550,588	507,067	153,237	191,934
Structural and Rail Division
Structural	306,003	261,125	837,064	712,914	248,380	282,681
Rail	59,897	54,683	157,532	170,765	43,936	53,699
Engineered Bar Products Division	176,891	127,788	473,962	364,528	144,303	152,768
Roanoke Bar Division	153,395	144,323	440,760	418,274	143,782	143,583
Steel of West Virginia	85,226	80,214	235,681	238,896	75,574	74,881
Total	1,900,043	1,585,125	5,028,541	4,577,595	1,450,732	1,677,766
Intra-company	(172,020)	(121,258)	(443,063)	(372,916)	(112,159)	(158,884)
External	1,728,023	1,463,867	4,585,478	4,204,679	1,338,573	1,518,882

Steel Operations Production (tons)	1,885,299	1,612,824	5,113,117	4,678,115	1,519,566	1,708,252

Metals Recycling and Ferrous Resources Operations**
Net sales
Total	$1,111,300	$948,134	$3,118,966	$2,755,818	$993,505	$1,014,161
Intra-company	(438,903)	(342,753)	(1,225,579)	(943,817)	(417,731)	(368,945)
External	$672,397	$605,381	$1,893,387	$1,812,001	$575,774	$645,216

Operating loss before amortization of intangibles	$(798)	$(11,695)	$(13,296)	$(17,815)	$(10,981)	$(1,517)
Amortization of intangibles	(4,532)	(5,440)	(13,606)	(16,395)	(4,538)	(4,536)
Operating loss (Note 1)	$(5,330)	$(17,135)	$(26,902)	$(34,210)	$(15,519)	$(6,053)

OmniSource
Ferrous metals shipments (gross tons)
Total	1,453,671	1,472,418	4,240,901	4,149,737	1,364,533	1,422,697
Intra-company	(673,640)	(682,245)	(2,042,272)	(1,784,403)	(714,981)	(653,651)
External	780,031	790,173	2,198,629	2,365,334	649,552	769,046

Nonferrous metals shipments (thousands of pounds)
Total	325,436	263,467	884,647	797,618	270,978	288,233
Intra-company	(31,478)	(4,446)	(68,830)	(14,712)	(19,390)	(17,962)
External	293,958	259,021	815,817	782,906	251,588	270,271

Mesabi Nugget shipments (metric tons) - Intra-company	77,335	52,234	147,365	156,373	37,488	32,542

Iron Dynamics (metric tons) - Intra-company	61,107	66,674	182,985	197,644	57,122	64,756

Steel Fabrication Operations***
Net sales
Total	$190,036	$119,268	$440,749	$317,802	$115,861	$134,852
Intra-company	(43)	(134)	(43)	(1,276)	—	—
External	$189,993	$119,134	$440,706	$316,526	$115,861	$134,852

Operating income (Note 1)	$19,474	$3,265	$30,190	$7,125	$3,126	$7,590

Shipments (tons)
Total	143,737	101,590	343,592	265,544	94,667	105,188
Intra-company	(28)	(138)	(28)	(932)	—	—
External	143,709	101,452	343,564	264,612	94,667	105,188

*	Steel Operations include the company’s six steelmaking divisions and The Techs three galvanizing plants. Columbus results are included since the September 16, 2014 acquisition date.
**	Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Minnesota Operations (all shipments have been internal).
***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.

(Note 1) Segment operating income (loss) excludes profit sharing expense.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets
Cash and equivalents	$159,591	$395,156
Accounts receivable, net	1,058,668	720,600
Inventories	1,664,212	1,314,747
Deferred income taxes	18,402	17,964
Other current assets	29,263	25,167
Total current assets	2,930,136	2,473,634

Property, plant and equipment, net	3,420,654	2,226,134

Restricted cash	18,257	23,827

Intangible assets, net	406,318	386,159

Goodwill	727,128	731,996

Other assets	75,790	91,256
Total assets	$7,578,283	$5,933,006

Liabilities and Equity
Current liabilities
Accounts payable	$640,121	$414,932
Income taxes payable	26,949	4,023
Accrued expenses	242,612	214,679
Current maturities of long-term debt	131,858	341,544
Total current liabilities	1,041,540	975,178

Long-term debt
Senior term loan	189,062	220,000
Senior notes	2,700,000	1,500,000
Other long-term debt	40,932	46,045
Total long-term debt	2,929,994	1,766,045

Deferred income taxes	543,838	556,038
Other liabilities	24,922	23,376

Commitments and contingencies

Redeemable noncontrolling interests	126,340	116,514

Equity
Common stock	649	645
Treasury stock, at cost	(398,818)	(718,529)
Additional paid-in capital	1,075,593	1,085,694
Retained earnings	2,300,660	2,179,513
Total Steel Dynamics, Inc. equity	2,978,084	2,547,323
Noncontrolling interests	(66,435)	(51,468)
Total equity	2,911,649	2,495,855
Total liabilities and equity	$7,578,283	$5,933,006

Note:  The company completed its acquisition of Severstal Columbus, LLC (Columbus) on September 16, 2014. The initial purchase price allocation is preliminarily and subject to adjustments based on final determination of fair value, asset lives, and amortization methods of the acquired assets, assumed liabilities and any identified intangible assets.

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Operating activities:
Net income	$87,657	$51,090	$187,696	$115,615

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,957	58,202	181,966	172,089
Equity-based compensation	5,104	2,515	15,572	9,612
Deferred income taxes	(3,417)	9,861	(7,788)	31,608
Changes in certain assets and liabilities:
Accounts receivable	30,955	254	(157,691)	(130,510)
Inventories	27,212	(23,648)	21,088	10,360
Accounts payable	9,690	59,801	28,116	52,419
Income taxes receivable/payable	8,062	16,354	22,491	(9,972)
Other assets and liabilities	18,004	8,837	6,541	(5,530)
Net cash provided by operating activities	249,224	183,266	297,991	245,691

Investing activities:
Purchase of property, plant and equipment	(24,531)	(52,162)	(82,906)	(146,744)
Acquisition of business, net of cash acquired	(1,647,463)	—	(1,647,463)	—
Other investing activities	2,959	844	34,157	35,641
Net cash used in investing activities	(1,669,035)	(51,318)	(1,696,212)	(111,103)

Financing activities:
Issuance of current and long-term debt	1,394,497	9,526	1,501,895	418,819
Repayment of current and long-term debt	(138,533)	(4,097)	(271,191)	(512,100)
Debt issuance costs	(18,020)	—	(18,020)	(6,192)
Exercise of stock options proceeds, including related tax impact	11,576	7,925	22,997	18,516
Contributions from noncontrolling investors, net	(52)	5,275	4,712	10,972
Dividends paid	(27,556)	(24,274)	(77,737)	(70,464)
Net cash provided by (used in) financing activities	1,221,912	(5,645)	1,162,656	(140,449)

Increase (decrease) in cash and equivalents	(197,899)	126,303	(235,565)	(5,861)
Cash and equivalents at beginning of period	357,490	243,753	395,156	375,917

Cash and equivalents at end of period	$159,591	$370,056	$159,591	$370,056

Supplemental disclosure information:
Cash paid for interest	$40,022	$40,075	$100,523	$107,390
Cash paid for federal and state income taxes, net	$41,267	$3,022	$86,418	$41,547